Exhibit (G) under form N-1A

                    Exhibit (10) under Item 601/Reg S-K



                         Amendment #1 to EXHIBIT 1
                           to the Agreement for
                         Fund Accounting Services,
                          Administrative Services
                                    and
                         Transfer Agency Services

      The Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services dated September 14, 1998 between Hibernia Funds and FEDERATED SERVICES COMPANY shall apply to the following
Portfolios:

Hibernia Capital Appreciation Fund
      Class A Shares
      Class B Shares
Hibernia Cash Reserve Fund
      Class A Shares
      Class B Shares
Hibernia Louisiana Municipal Income Fund
      Class A Shares
      Class B Shares
Hibernia Mid-Cap Fund
      Class A Shares
      Class B Shares
Hibernia Total Return Bond Fund
Hibernia U.S. Government Income Fund
Hibernia U.S. Treasury Money Market Fund

I. Administrative Services

For Administrative, Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate per Fund, payable daily, as follows:

      Maximum Administrative Fee          Average Daily Net Assets
      --------------------------
                                          of the Investment Company
      .15%                                on the first $250 million
      .125%                               on the next $250 million
      .100%                               on the next $250 million
      .075%                               on assets in excess of
                                          $750 million

However, the administrative fee received during any year of this Agreement shall not be less than, or be paid at a rate less than would aggregate, $50,000, per Fund. In addition to the foregoing minimum, with respect to a Fund that becomes effective with the SEC after the date of this Agreement and offers multiple classes of shares, the Company will impose a minimum of $30,000 for each additional class of shares. With respect to any Fund that becomes effective with the SEC during the first twenty-four months of this Agreement, these minimums will not be imposed until the Fund has been effective for six months.


II. Fund Accounting Services Fee

For Fund Accounting Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company agrees to accept as full compensation for its services rendered hereunder a fee as follows:

ASSETS

First $250 Million                        2.0 Basis Points

Next $250 Million                         1.5 Basis Points

Next $250 Million                         1.0 Basis Points

Excess                                            .5 Basis Points

Minimum fee per year*                                $39,000

Additional class of shares per year*                 $12,000

*Minimums will not be imposed with respect to any Fund or class that becomes effective within the first twenty-four months of this Agreement until such Fund or class has been effective for six months.

III. Fund Accounting Services Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services

IV. Transfer Agency Services Fee

For Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Account Fee  (Annual account charge)
   (includes system access and funds control and reconcilement)

   -  Daily dividend fund                                   $16.65

   -  Monthly dividend fund                                 $ 8.75

   -  Quarterly dividend fund                               $ 8.75

   -  Contingent Deferred Sales Charge (Additionally)
         (monthly and quarterly funds only)                 $ 5.00

   -  Closed Accounts (per account per month)               $00.10

Minimum charges: The monthly maintenance charge for each class will be the actual account fee or $2,000, whichever is greater.



V. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

VI.  Payment

All fees are annualized and will be prorated on a monthly basis for billing purposes. Payment is due thirty days after the date of the invoice.

   IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 1 to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of September 10, 2001.


                                          HIBERNIA FUNDS


                                          By:  /s/ Jeffrey W. Sterling
                                             ---------------------------------
                                          Name:  Jeffrey W. Sterling
                                          Title:  Vice President

                                          FEDERATED SERVICES COMPANY


                                          By:  /s/ Peter J. Germain
                                             ---------------------------------
                                          Name: Peter J. Germain
                                          Title:  Senior Vice President